Filed Pursuant to Rule 424(b)(3)
Registration No. 333-132286

SUPPLEMENT NO. 2

(To Prospectus Supplement Dated November 9, 2006

To Prospectus Dated March 8, 2006)

$2,500,000,000 0.125% Convertible Senior Notes due 2011

$2,500,000,000 0.375% Convertible Senior Notes due 2013

This supplement no. 2 supplements our prospectus supplement dated November 9, 2006 to our prospectus dated March 8, 2006 relating to the resale from time to time by certain selling security holders of up to $2,500,000,000 principal amount of 0.125% Convertible Senior Notes due 2011 (the “2011 notes”) and $2,500,000,000 principal amount of 0.375% Convertible Senior Notes due 2013 (the “2013 notes” and, together with the 2011 notes, the “notes”) and the shares of common stock issuable upon conversion of the notes. You should read this supplement no. 2 in conjunction with the prospectus supplement and the prospectus. This supplement no. 2 is qualified by reference to the prospectus supplement and the prospectus, except to the extent that the information in this supplement no. 2 supersedes that information.

The information appearing under the heading “Selling Security Holders” in the prospectus supplement is hereby amended by the addition or substitution, as applicable, of the following:

Name	Principal Amount of 2011 Notes Beneficially Owned and Offered Hereby	Number of Shares of Common Stock

		Beneficially Owned (1)	Offered Hereby (2)
CIBC World Markets Corp. (3)	$360,000.00	4,508.89	4,508.89
Citigroup Global Markets Inc. (3)	$26,985,000.00	337,979.03	337,979.03
Cowen and Company LLC (3)	$500,000.00	6,262.35	6,262.35
Credit Suisse Securities (USA) LLC (3)	$200,000.00	2,504.94	2,504.94
Deutsche Bank AG London	$85,000,000.00	1,064,599.50	1,064,599.50
GLG Market Neutral Fund (5)	$50,000,000.00	626,235.00	626,235.00
Goldman Sachs & Co. (3)	$9,744,000.00	122,040.68	122,040.68
Henderson Global Equity Multi-Strategy Master Fund Limited (6)	$3,279,000.00	41,068.49	41,068.49
HSBC Investments (USA) Inc. A/C HSBC Multi-Strategy Arbitrage Fund (4)	$1,000,000.00	12,524.70	12,524.70
Jefferies & Co. Inc. (3)	$10,000,000.00	125,247.00	125,247.00
KBC Financial Products USA, Inc. (3) (7)	$3,000,000.00	37,574.10	37,574.10
The Master Trust Bank of Japan, Ltd. as trustee for AIG US CB Mother Fund	$4,500,000.00	56,361.15	56,361.15
Merrill Lynch, Pierce, Fenner & Smith (3)	$67,865,000.00	849,988.77	849,988.77
PBGC Maintenance (8)	$40,000.00	500.99	500.99
Premier Investment Funds Ltd Global Yield Plus Funds,	$700,000.00	8,767.29	8,767.29
Swiss Re Financial Products Corporation (4)	$70,000,000.00	1,411,812.00	876,729.00
Tribeca Convertible LP (4)	$30,000,000.00	641,544.00	375,741.00
UBS Securities, LLC (3)	$24,166,000.00	791,205.90	302,671.90
Union Investments Luxembourg S.A.	$1,000,000.00	12,524.70	12,524.70
Wachovia Capital Markets LLC (3) (4)	$3,200,000.00	40,079.04	40,079.04
TOTAL	$391,539,000.00	6,193,328.52	4,903,908.52

(1)	Assumes for each $1,000 in principal amount of the 2011 notes a maximum of 12.5247 shares of common stock could be issued upon conversion. This conversion rate is subject to adjustment, however, as described in this prospectus supplement no. 1 under “Description of Notes —Adjustment to Conversion Rate.” As a result, the maximum number of shares of our common stock issuable upon conversion of the notes may increase or decrease in the future. Except as set forth below, excludes the shares of common stock underlying any 2013 notes held by the selling security holder, which are referred to in the table below. Assumes for each $1,000 in principal amount of the Company’s Liquid Yield Option Notes due 2032 and Zero Coupon Convertible Notes due 2032 a maximum of 8.8601 shares of common stock could be issued upon conversion. This conversion rate is subject to adjustment, however, as described in the Company’s prospectus dated May 31, 2002 for the Liquid Yield Option Notes due 2032 (Registration No. 333-88834) and the Company’s prospectus dated April 6, 2005 for the Zero Coupon Convertible Notes due 2032 (Registration No. 333-123293).

(2)	Represents the maximum number of shares of our common stock issuable upon conversion of all of the holder’s notes, based on the initial conversion rate of 12.5247 shares of our common stock per $1,000 principal amount at maturity of the 2011 notes. This conversion rate is subject to adjustment, however, as described in this prospectus supplement under “Description of Notes —Adjustment to Conversion Rate.” As a result, the maximum number of shares of our common stock issuable upon conversion of the notes may increase or decrease in the future. Excludes the shares of common stock underlying any 2013 notes held by the selling security holder, which are referred to in the table below.

(3)	The selling securityholder is a broker-dealer.

(4)	The selling securityholder is an affiliate of a broker-dealer.

(5)	GLG Market Neutral Fund is a publicly owned company listed on the Irish Stock Exchange. GLG Partners LP, an English limited partnership, acts as the investment manager of the fund and has voting and dispositive power over the securities held by the fund. The general partner of GLG Partners LP is GLG Partners Limited, an English limited company. The shareholders of GLG Partners Limited are Noam Gottesman, Pierre Lagrange, Jonathan Green and Lehman Brothers (Cayman) Limited, a subsidiary of Lehman Brothers Holdings, Inc., a publicly-held entity. The managing directors of GLG Partners Limited are Noam Gottesman, Pierre Lagrange and Emmanuel Roman and, as a result, each has voting and dispositive power over the securities held by the fund. GLG Partners LP, GLG Partners Limited, Noam Gottesman, Pierre Lagrange and Emmanuel Roman disclaim beneficial ownership of the securities held by the Fund, except for their pecuniary interest therein. The principal place of business of GLG Partners LP is 1 Curzon Street, London, W1J5HB, United Kingdom.

(6)	Robert Villiers is the natural person who may exercise voting power and investment control over this selling security holder’s notes and common stock issuable upon the conversion of the notes.

(7)	The securities are under the total control of KBC Financial Products USA Inc. KBC Financial Products USA Inc. is a direct wholly-owned subsidiary of KBC Financial Holdings, Inc., which in turn is a direct wholly-owned subsidiary of KBC Bank N.V., which in turn is a direct wholly-owned subsidiary of KBC Group N.V., a publicly traded entity.

(8)	Chris Dialynas is the natural person who may exercise voting power and investment control over this selling security holder’s notes and common stock issuable upon the conversion of the notes.

Name	Principal Amount of 2013 Notes Beneficially Owned and Offered Hereby	Number of Shares of Common Stock

		Beneficially Owned (1)	Offered Hereby (2)
Bunting Family III, LLC – Capital Appreciation (4) (5)	$54,000.00	679.40	679.40
Citigroup Global Markets Inc. (3)	$17,801,000.00	223,961.50	223,961.50
ING Investors Trust – ING T. Rowe Price Capital Appreciation (4) (6)	$21,880,000.00	275,281.03	275,281.03
Jefferies & Co. Inc. (3)	$65,000.00	817.79	817.79
KBC Financial Products USA, Inc. (3) (7)	$6,500,000.00	81,779.10	81,779.10
Knollwood Investment Partnership Capital Appreciation Bunting Family III, LLC – Capital Appreciation (4) (6)	$109,000.00	1,371.37	1,371.37
Medical Liability Mutual Insurance Co., Convertible	$31,200,000.00	392,539.68	392,539.68
Merrill Lynch, Pierce, Fenner & Smith (3)	$10,500,000.00	132,104.70	132,104.70
Old Lane Cayman Master Fund, LP	$59,187,000.00	762,211.32	744,655.32
Old Lane HMA Master Fund, LP	$14,737,000.00	189,556.09	185,412.09
Old Lane U.S. Master Fund, LP	$21,076,000.00	271,465.59	265,165.59
Penn Series Funds, Inc. – Flexibly Managed Fund (4) (8)	$9,453,000.00	118,931.97	118,931.97
Princeton Medical Mutual Insurance Company	$5,625,000.00	70,770.38	70,770.38
Ramius Master Fund, Ltd.	$3,000,000.00	37,744.20	37,744.20
Rampart Convertible Arbitrage Investors, LLC (I) (9)	$4,250,000.00	53,470.95	53,470.95
Rampart Convertible Arbitrage Investors, LLC (II) (9)	$750,000.00	9,436.05	9,436.05
RCG Latitude	$5,500,000.00	69,197.70	69,197.70
S.A.C. Arbitrage Fund, LLC (10)	$11,000,000.00	235,856.50	138,395.40
T. Rowe Price Capital Appreciation Trust (4) (8)	$763,000.00	9,599.61	9,599.61
T. Rowe Price Capital Appreciation Fund (4) (8)	$66,293,000.00	834,058.75	834,058.75
UBS Securities, LLC (3)	$28,073,000.00	841,731.64	353,197.64
Union Investments Luxembourg S.A.	$5,000,000.00	62,907.00	62,907.00
Wachovia Capital Markets LLC (3) (4)	$9,365,000.00	117,824.81	117,824.81
TOTAL	$332,181,000.00	4,793,297.13	4,179,302.03

(1)	Assumes for each $1,000 in principal amount of the 2013 notes a maximum of 12.5814 shares of common stock could be issued upon conversion. This conversion rate is subject to adjustment, however, as described in the prospectus supplement under “Description of Notes—Adjustment to Conversion Rate.” As a result, the maximum number of shares of our common stock issuable upon conversion of the notes may increase or decrease in the future. Except as set forth below, excludes the shares of common stock underlying any 2011 notes held by the selling security holder, which are referred to in the table above. Assumes for each $1,000 in principal amount of the Company’s Liquid Yield Option Notes due 2032 and Zero Coupon Convertible Notes due 2032 a maximum of 8.8601 shares of common stock could be issued upon conversion. This conversion rate is subject to adjustment, however, as described in the Company’s prospectus dated May 31, 2002 for the Liquid Yield Option Notes due 2032 (Registration No. 333-88834) and the Company’s prospectus dated April 6, 2005 for the Zero Coupon Convertible Notes due 2032 (Registration No. 333-123293).

(2)	Represents the maximum number of shares of our common stock issuable upon conversion of all of the holder’s notes, based on the initial conversion rate of 12.5814 shares of our common stock per $1,000 principal amount at maturity of the 2013 notes. This conversion rate is subject to adjustment, however, as described in the prospectus supplement under “Description of Notes—Adjustment to Conversion Rate.” As a result, the maximum number of shares of our common stock issuable upon conversion of the notes may increase or decrease in the future. Excludes the shares of common stock underlying any 2011 notes held by the selling security holder, which are referred to in the table above.

(3)	The selling securityholder is a broker-dealer.

(4)	The selling securityholder is an affiliate of a broker-dealer.

(5)	T. Rowe Price Associates, Inc. (“TRPA”) serves as investment adviser with power to direct investments and/or sole power to vote the securities owned by Bunting Family III, LLC - Capital Appreciation, as well as shares owned by certain other individual and institutional investors. TRPA is a wholly owned subsidiary of T. Rowe Price Group, Inc., which is a publicly traded financial services holding company.

(6)	T. Rowe Price Associates, Inc. (“TRPA”) serves as investment adviser with power to direct investments and/or sole power to vote the securities owned by the selling security holder. TRPA is a wholly owned subsidiary of T. Rowe Price Group, Inc., which is a publicly traded financial services holding company.

(7)	The securities are under the total control of KBC Financial Products USA Inc. KBC Financial Products USA Inc. is a direct wholly-owned subsidiary of KBC Financial Holdings, Inc., which in turn is a direct wholly-owned subsidiary of KBC Bank N.V., which in turn is a direct wholly-owned subsidiary of KBC Group N.V., a publicly traded entity.

(8)	T. Rowe Price Associates, Inc. (“TRPA”) serves as investment adviser with power to direct investments and/or sole power to vote the securities owned by the Selling Securityholder, as well as shares owned by certain other individual and institutional investors. TRPA is a wholly owned subsidiary of T. Rowe Price Group, Inc., which is a publicly traded financial services holding company.

(9)	Jack Feiler, Chief Investment Officer of Palisade Capital Management Investment Advisor, is the natural person who may exercise voting power and investment control over this selling security holder’s notes and common stock issuable upon the conversion of the notes.

(10)	Pursuant to investment agreements, each of S.A.C. Capital Advisors, LLC, a Delaware limited liability company (“SAC Capital Advisors”), and S.A.C. Capital Management, LLC, a Delaware limited liability company (“SAC Capital Management”) share all investment and voting power with respect to the securities held by S.A.C. Arbitrage Fund, LLC. Mr. Steven A. Cohen controls both SAC Capital Advisors and SAC Capital Management. Each of SAC Capital Advisors, SAC Capital Management and Mr. Cohen disclaim beneficial ownership of any of the securities covered by this questionnaire.

To the extent that any of the selling security holders identified above are broker-dealers, they may be deemed to be, under interpretations of the SEC, “underwriters” within the meaning of the Securities Act.

With respect to selling security holders that are affiliates of broker-dealers, based on information provided by the selling security holders, we believe that such entities acquired their notes or shares of common stock issuable upon conversion of the notes in the ordinary course of business and, at the time of the purchase of the notes or shares of common stock issuable upon conversion of the notes, such selling security holders had no agreements, understandings or arrangements, directly or indirectly, with any person to distribute the notes or shares of common stock issuable upon conversion of the notes.

Based upon information provided by the selling security holders, none of the selling security holders nor any of their affiliates, officers, directors or principal equity holders has held any position or office or has had any material relationship with us within the past three years. None of the selling security holders listed above owned 1% or more of our outstanding common stock either before or after this offering.

Information concerning the selling security holders may change from time to time and any changed information will be set forth in additional supplements to the prospectus supplement if and when necessary. In addition, the conversion rate and, therefore, the number of shares of common stock issuable upon conversion of the notes, is subject to adjustment under certain circumstances.

See “RISK FACTORS” beginning on page S-4 of the prospectus supplement for information you should consider before buying any securities hereunder.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this supplement, the prospectus supplement or the prospectus. Any representation to the contrary is a criminal offense.

The date of this supplement is June 15, 2007.